Exhibit 99.1

ATN Reports First Quarter 2024 Results;
Revises Full Year 2024 Outlook

“First-to-Fiber” and “Glass & SteelTM” Strategies Drive Continued Year-Over-Year Growth in High-Speed Data Subscribers and Network Reach

•	First quarter revenues increased 1% to $186.8 million
•	Total high-speed broadband subscribers increased by 12%
•	Broadband homes passed by high-speed data services expanded by 28%
•	Capital expenditures were $36.0 million (net of $13.5 million reimbursements)

First Quarter Results Impacted by Delays in Certain US Segment Carrier Services Projects and Lower Domestic Business Revenues

•	First quarter net loss increased to $(6.3) million, or a $(0.50) loss per share, including restructuring expenses of $1.2 million
•	Operating income increased to $4.6 million
•	Adjusted EBITDA[1] decreased 3% to $43.5 million

Revises 2024 Outlook

•	Revenue for the full year 2024 is now expected to be in the range of $730 million to $750 million, excluding construction revenue
•	Adjusted EBITDA[2] for the full year 2024 is now expected to be in the range of $190 million to $200 million
•	Capital Expenditures for the full year 2024 are now expected to be in the range of $100 million to $110 million, net of reimbursements
•	Net Debt Ratio[3] is now expected to be in the range of 2.25x to 2.50x exiting 2024

Earnings Conference Call

•	Thursday, April 25, 2024, at 10:00 a.m. ET; web participant link: https://edge.media-server.com/mmc/p/b2afayou/

1 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

2 For the Company’s Adjusted EBITDA Guidance, the Company is not able to provide without unreasonable effort the most directly comparable GAAP financial measure or reconciliations to such GAAP financial measure, on a forward-looking basis. Please see “Use of Non-GAAP Financial Measures” below for a full description of items excluded from the Company’s expected Adjusted EBITDA

3 Please see “Use of Non-GAAP Financial Measures” below for a full definition of Net Debt Ratio.

Beverly, MA – April 24, 2024 – ATN International, Inc. (“ATN” or the “Company”) (Nasdaq: ATNI), a leading provider of digital infrastructure and communications services, today reported financial results for the quarter ended March 31, 2024.

Remarks by Brad Martin, ATN Chief Executive Officer

“The ATN team continues to execute on our First-to-Fiber and Glass & Steel™ strategies to expand our fiber-rich digital infrastructure and next generation fixed wireless capabilities. While we saw growth in our operational metrics year-over-year, our first quarter financial results were below our expectations. In the International Telecom segment, we saw revenue and Adjusted EBITDA growth of 3%, respectively, reflecting the growth in our high-speed broadband subscribers. This growth was offset by a 2% decline in US Telecom revenues and a 9% decline in Adjusted EBITDA for the segment. The US Telecom results reflect delays in major carrier services projects and weaker than expected business revenues.

“We are revising our Fiscal Year 2024 guidance to reflect the softer than expected first quarter results and our current expectations for the balance of the year. While our International Telecom segment is expected to show continued year-on-year growth, the carrier services project delays from the first quarter are expected to create headwinds impacting the US Telecom segment throughout the year. To address this shortfall, our priorities are working to recover the project delivery schedule, pursuing and closing business revenue pipeline opportunities, and accelerating actions to drive the Company toward higher margin levels.

Additionally, we are reducing our capital expenditures for 2024 in line with the delays in certain projects and lowering our Adjusted EBITDA expectations as we prioritize improving operating cash flow. We believe that our investments are important to expand the longevity of our network and position us to enhance shareholder value over time.”

First Quarter 2024 Financial Results

Consolidated revenues were $186.8 million, up 1% versus $185.8 million in the year-ago quarter. This increase primarily reflects higher fixed revenues in the International segment, as well as higher construction and other revenues, which were largely offset by lower carrier services revenue in the US Telecom Segment and a decline in consumer mobile revenue.

Operating income was $4.6 million in the first quarter versus $0.6 million in the year-ago quarter. The increase was primarily due to lower restructuring expenses and a reduction in depreciation and amortization expenses year-over-year.

Net loss attributable to ATN stockholders in the first quarter of 2024 was $(6.3) million, or a loss of $(0.50) per share compared with a net loss attributable to ATN stockholders of $(5.9) million, or $(0.44) loss per share, in the year-ago quarter. The increase in the net loss attributable to ATN stockholders was the result of an increase in interest and income tax expenses, partially offset by decreases in depreciation, amortization and restructuring expenses. In all periods, the loss per share calculation includes the impact of preferred dividends that are not included in the net loss calculation.

Adjusted EBITDA1 decreased to $43.5 million in the first quarter of 2024 from $44.8 million in the year-ago quarter due to higher costs of services and other, which more than offset the increase in revenue.

Segment Operating Results (in Thousands)

The Company recorded financial results in three categories: (i) International Telecom; (ii) US Telecom; and (iii) Corporate and Other.

For Three Months Ended March 31, 2024 and 2023

	2024	2023	2024	2023	2024	2023	2024	2023
	International	International	US	US	Corporate and	Corporate and	Total	Total
	Telecom	Telecom	Telecom	Telecom	Other*	Other*	ATN	ATN
Total Revenue:	$93,059	$90,408	$93,735	$95,366	$-	$-	$186,794	$185,774
Mobility	26,037	26,107	838	1,159	-	-	26,875	27,266
Fixed	61,321	58,891	57,884	58,902	-	-	119,205	117,793
Carrier Services	3,574	3,690	30,052	32,084	-	-	33,626	35,774
Construction	-	-	1,586	590	-	-	1,586	590
All other	2,127	1,720	3,375	2,631	-	-	5,502	4,351

Operating Income (Loss)	$11,685	$13,825	$597	$(4,342)	$(7,708)	$(8,847)	$4,574	$636
EBITDA[2]	$28,060	$28,391	$20,463	$20,012	$(7,630)	$(8,116)	$40,893	$40,287
Adjusted EBITDA[1]	$29,273	$28,458	$20,703	$22,809	$(6,458)	$(6,469)	$43,518	$44,798
Capital Expenditures**	$16,915	$21,463	$17,759	$29,135	$1,341	$-	$36,015	$50,598

* Corporate and Other refer to corporate overhead expenses and consolidating adjustments.

**Excludes government capital program amounts disbursed and amounts received.

ATN’s Strategic Plan and Key Performance Indicators

To address the growing need for more bandwidth and reliable connectivity across all markets in which we operate, the Company initiated a three-year strategic investment plan in 2021 to accelerate investments in its high-speed data footprint and grow high speed broadband subscribers. As the Company enters the third and final year of the plan, it has begun reducing capital expenditures and expects to augment further network expansion with previously announced grant funding.

Operating Metrics

Operating Metrics

	2024	2023	2023	2023	2023	Q1 2024
	Q1	Q4	Q3	Q2	Q1	vs. Q1 2023
Broadband Homes Passed	789,700	768,900	746,600	746,800	736,300	7%
Broadband Homes Passed by HSD*	386,300	367,200	333,500	330,500	301,600	28%

Broadband Customers	214,000	214,400	213,900	215,500	213,900	0%
HSD* Broadband Customers	137,700	135,900	132,900	129,100	122,600	12%

Fiber Route Miles	11,692	11,655	11,575	11,561	11,099	5%

International Mobile Subscribers
Pre-Paid	347,000	351,300	346,100	340,200	328,800	6%
Post-Paid	57,300	57,000	55,600	58,600	56,400	2%
Total	404,300	408,300	401,700	398,800	385,200	5%

Blended Churn	3.34%	3.33%	3.76%	2.69%	2.80%

*HSD is defined as download speeds 100 Mbps or greater and HSD Broadband Customers as subscribers connected to our high-speed networks regardless of the speed of plan selected.

Note: Data presented may differ from prior periods to reflect more accurate data and/or changes in calculation methodology and process.

Balance Sheet and Cash Flow Highlights

Total cash, cash equivalents and restricted cash as of March 31, 2024, was $69.2 million and total debt was $541.3 million, versus $61.0 million of cash, cash equivalents and restricted cash and $464.7 million of total debt at the end of the year-ago quarter.

Net cash provided by operating activities was $23.2 million for the quarter ended March 31, 2024, compared with net cash provided by operating activities of $16.0 million in the year-ago quarter.

Capital expenditures were $36.0 million net of $13.5 million of reimbursable capital expenditures for the quarter ended March 31, 2024, versus $50.6 million, net of $2.1 million of reimbursable capital expenditures in the prior year period.

Quarterly Dividends and Stock Repurchases

Quarterly dividends paid were $0.24 per share on April 5, 2024, on all common shares outstanding to stockholders of record as of March 31, 2024.

Share repurchases during the first quarter of 2024 were $0.1 million.

Revises Full-Year 2024 Guidance and Outlook

The Company is revising its guidance and outlook for the full year ended December 31, 2024. ATN continues to expect internally funded capital investments to be in the range of 10-15% of revenues beginning in 2025. Management’s priorities are increasing cash flow and driving positive returns through realized efficiencies that leverage ATN’s high-quality network assets.

Revenue (excluding construction revenue)	$730 million to $750 million	Full year 2024
Adjusted EBITDA[1]	$190 million to $200 million	Full year 2024
Capital Expenditures	$100 million to $110 million	Full year 2024
Net Debt Ratio [3]	2.25x to 2.50x	Exiting 2024

For the Company’s full year 2024 outlook for Adjusted EBITDA and Net Debt Ratio, the Company is not able to provide without unreasonable effort the most directly comparable GAAP financial measures, or reconciliations to such GAAP financial measures, on a forward-looking basis. Please see “Use of Non-GAAP Financial Measures” below for a full description of items excluded from the Company’s expected Adjusted EBITDA and the description of the calculation of Net Debt Ratio.

Conference Call Information

Call Date: Thursday, April 25, 2024
Call Time: 10:00 a.m. ET
Webcast Link: https://edge.media-server.com/mmc/p/b2afayou/

Live Call Participant Link: https://register.vevent.com/register/BI6fec0f3c48a14f5a9c9e0d48e64bc021Webcast Link Instructions
You can listen to a live audio webcast of the conference call by visiting the “Webcast Link” above or the "Events & Presentations" section of the Company's Investor Relations website at https://ir.atni.com/events-and-presentations. A replay of the conference call will be available at the same locations beginning at approximately 1:00 pm ET on the same day. The Company also will provide an investor presentation as a supplement to the call on the “Events & Presentations” section of its Investor Relations website.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, is a leading provider of digital infrastructure and communications services for all. The Company operates in the United States and internationally, including the Caribbean region, with a focus on rural and remote markets with a growing demand for infrastructure investments. The Company’s operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential, business, and government customers, including a range of high-speed Internet and data services, fixed and mobile wireless solutions, and video and voice services; and (ii) carrier and enterprise communications services, such as terrestrial and submarine fiber optic transport, and communications tower facilities. For more information, please visit www.atni.com.

Use of Non-GAAP Financial Measures and Definition of Terms

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, the Company has included EBITDA, Adjusted EBITDA, Net Debt, and Net Debt Ratio in this release and the tables included herein.

EBITDA is defined as Operating income (loss) before depreciation and amortization expense.

Adjusted EBITDA is defined as Operating income (loss) before depreciation and amortization expense, transaction-related charges, restructuring expenses, one-time impairment or special charges, non-cash stock-based compensation, and the gain (loss) on disposition of assets.

Net Debt is defined as total debt less cash and cash equivalents and restricted cash.

Net Debt Ratio is defined as Net Debt divided by the sum of the trailing four quarters Adjusted EBITDA at the measurement date.

The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company's core operating results and enhances the usefulness of comparing such performance with prior periods. Management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to this press release. While non-GAAP financial measures are an important tool for financial and operational decision-making and for evaluating the Company’s own operating results over different periods of time, the Company urges investors to review the reconciliation of these financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate its business.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to, among other matters, the Company’s future financial performance, business goals and objectives, results of operations, expectations regarding its strategic investment plan, its future revenues, operating income, operating margin, cash flows, network and operating costs, EBITDA, Adjusted EBITDA, Net Debt, Net Debt Ratio, capital investments, demand for the Company’s services and industry trends; the timing of revenue, the Company’s liquidity, the expansion of the Company’s customer base and networks, receipt of certain government grants, and management’s plans, expectations and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the general performance of the Company’s operations, including operating margins, revenues, capital expenditures, ARPU, and the retention of and future growth of the Company’s subscriber base; (2) the Company’s reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to the Company’s network infrastructure; (3) the Company’s ability to satisfy the needs and demands of the Company’s major carrier customers; (4) the Company’s ability to realize expansion plans for its fiber markets; (5) the adequacy and expansion capabilities of the Company’s network capacity and customer service system to support the Company’s customer growth; (6) the Company’s ability to efficiently and cost-effectively upgrade the Company’s networks and information technology platforms to address rapid and significant technological changes in the telecommunications industry; (7) the Company’s continued access to capital and credit markets on terms it deems favorable; (8) government subsidy program availability and regulation of the Company’s businesses, which may impact the Company’s telecommunications licenses, the Company’s revenue and the Company’s operating costs; (9) the Company’s ability to successfully transition its US Telecom business away from wholesale mobility to other carrier and consumer-based services; (10) ongoing risk of an economic downturn, political, geopolitical and other risks and opportunities facing the Company’s operations, including those resulting from the continued inflation and other macroeconomic headwinds including increased costs and supply chain disruptions; (11) management transitions, and the loss of, or an inability to recruit skilled personnel in the Company’s various jurisdictions, including key members of management; (12) the Company’s ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (13) the occurrence of weather events and natural catastrophes and the Company’s ability to secure the appropriate level of insurance coverage for these assets; and the impact of such events on the timing of project implementation and corresponding revenue, and (14) increased competition. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 15, 2024, and the other reports the Company files from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors that may affect such forward-looking statements, except as required by law.

Contact

Michele Satrowsky	Ian Rhoades
Corporate Treasurer	Investor Relations
ATN International, Inc.	Sharon Merrill Advisors, Inc.
978-619-1300	ATNI@investorrelations.com

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	March 31,	December 31,
	2024	2023
Assets:
Cash and cash equivalents	$56,467	$49,225
Restricted cash	12,751	12,942
Customer receivable	7,506	7,249
Other current assets	213,003	211,856

Total current assets	289,727	281,272

Property, plant and equipment, net	1,071,482	1,080,659
Operating lease right-of-use assets	97,735	99,335
Customer receivable - long term	45,165	45,676
Goodwill and other intangible assets, net	171,108	173,008
Other assets	103,937	103,764

Total assets	$1,779,154	$1,783,714

Liabilities, redeemable non-controlling interests and stockholders’ equity:
Current portion of long-term debt	$20,476	$24,290
Current portion of customer receivable credit facility	7,569	7,110
Taxes payable	11,642	10,876
Current portion of lease liabilities	15,674	15,164
Other current liabilities	218,256	235,754

Total current liabilities	273,617	293,194

Long-term debt, net of current portion	$520,815	$492,580
Customer receivable credit facility, net of current portion	40,408	38,943
Deferred income taxes	18,123	19,775
Lease liabilities	74,856	76,936
Other long-term liabilities	137,998	138,566

Total liabilities	1,065,817	1,059,994

Redeemable non-controlling interests	84,621	85,917

Stockholders' equity:
Total ATN International, Inc.’s stockholders’ equity	529,992	541,073
Non-controlling interests	98,724	96,730

Total stockholders' equity	628,716	637,803

Total liabilities, redeemable non-controlling interests and stockholders’ equity	$1,779,154	$1,783,714

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended, March 31,
	2024	2023
Revenues:
Communications services	$181,268	$181,308
Construction	1,586	590
Other	3,940	3,876
Total revenue	186,794	185,774

Operating expenses (excluding depreciation and amortization unless otherwise indicated):
Cost of services and other	80,390	79,040
Cost of construction revenue	1,570	588
Selling, general and administrative	61,315	61,348
Stock-based compensation	1,909	1,778
Transaction-related charges	19	13
Restructuring expenses	1,190	2,887
Depreciation	34,340	36,404
Amortization of intangibles from acquisitions	1,980	3,247
Gain loss on disposition of assets	(493)	(167)
Total operating expenses	182,220	185,138

Operating income	4,574	636

Other income (expense):
Interest expense, net	(11,075)	(8,625)
Other income	172	194
Other income (expense), net	(10,903)	(8,431)

Loss before income taxes	(6,329)	(7,795)
Income tax expense (benefit)	1,619	(740)

Net loss	(7,948)	(7,055)

Net loss attributable to non-controlling interests, net	1,633	1,170

Net loss attributable to ATN International, Inc. stockholders	$(6,315)	$(5,885)

Net loss per weighted average share attributable to ATN International, Inc. stockholders:

Basic and Diluted Net Loss	$(0.50)	$(0.44)

Weighted average common shares outstanding:
Basic	15,437	15,768
Diluted	15,437	15,768

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statements

(in Thousands)

	Three Months Ended March 31,
	2024	2023
Net Loss	$(7,948)	$(7,055)
Depreciation	34,340	36,404
Amortization of intangibles from acquisitions	1,980	3,247
Provision for doubtful accounts	1,322	1,378
Amortization of debt discount and debt issuance costs	625	569
Gain on disposition of assets	(493)	(167)
Stock-based compensation	1,910	1,778
Deferred income taxes	(2,181)	(1,953)
Loss on pension settlement	-	369
Gain on equity investments	(170)	(315)
Decrease in customer receivable	254	745
Change in prepaid and accrued income taxes	3,966	7,632
Change in other operating assets and liabilities	(10,429)	(26,620)

Net cash provided by operating activities	23,176	16,012

Capital expenditures	(36,016)	(50,598)
Government capital programs:
Amounts disbursed	(13,473)	(2,127)
Amounts received	10,546	593
Net proceeds from sale of assets	3,655	-
Purchases of spectrum licenses and other intangible assets	(573)	-
Purchases and sales of investments	176	-
Purchases of strategic investments	-	(630)

Net cash used in investing activities	(35,685)	(52,762)

Dividends paid on common stock	(3,701)	(3,310)
Finance lease payments	(443)	(249)
Term loan - repayments	(3,801)	(1,171)
Payment of debt issuance costs	(72)	(119)
Revolving credit facilities – borrowings	46,000	57,553
Revolving credit facilities – repayments	(18,302)	(14,000)
Proceeds from customer receivable credit facility	3,700	4,300
Repayment of customer receivable credit facility	(1,804)	(1,570)
Purchases of common stock - stock-based compensation	(1,896)	(1,433)
Purchases of common stock - share repurchase plan	(121)	(1,407)
Repurchases of non-controlling interests, net	-	(595)

Net cash provided by financing activities	19,560	37,999

Net change in total cash, cash equivalents and restricted cash	7,051	1,249

Total cash, cash equivalents and restricted cash, beginning of period	62,167	59,728

Total cash, cash equivalents and restricted cash, end of period	$69,218	$60,977

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2024 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$4,808	$74	$-	$4,882
Consumer	21,229	764	-	21,993
Total	$26,037	$838	$-	$26,875

Fixed
Business	$18,532	$34,965	$-	$53,497
Consumer	42,789	22,919	-	65,708
Total	$61,321	$57,884	$-	$119,205

Carrier Services	$3,574	$30,052	$-	$33,626
Other	818	744	-	1,562

Total Communications Services	$91,750	$89,518	$-	$181,268

Construction	$-	$1,586	$-	$1,586

Managed services	$1,309	$2,631	$-	$3,940
Total Other	$1,309	$2,631	$-	$3,940

Total Revenue	$93,059	$93,735	$-	$186,794

Depreciation	$16,124	$18,138	$78	$34,340
Amortization of intangibles from acquisitions	$251	$1,728	$-	$1,979
Total operating expenses	$81,374	$93,138	$7,708	$182,220
Operating income (loss)	$11,685	$597	$(7,708)	$4,574
Net (income) loss attributable to non-controlling interests	$(1,436)	$3,069	$-	$1,633

Non GAAP measures:
EBITDA (2)	$28,060	$20,463	$(7,630)	$40,893
Adjusted EBITDA (1)	$29,273	$20,703	$(6,458)	$43,518

Balance Sheet Data (at March 31, 2024):
Cash, cash equivalents and restricted cash	$35,369	$32,288	$1,561	$69,218
Total current assets	121,262	157,318	11,147	289,727
Fixed assets, net	479,325	585,979	6,178	1,071,482
Total assets	679,591	1,006,960	92,603	1,779,154
Total current liabilities	87,986	155,274	30,357	273,617
Total debt, including current portion	59,776	295,996	185,519	541,291

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Table 4 (continued)

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2023 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$3,575	$172	$-	$3,747
Consumer	22,532	987	-	23,519
Total	$26,107	$1,159	$-	$27,266

Fixed
Business	$17,113	$36,320	$-	$53,433
Consumer	41,778	22,582	-	64,360
Total	$58,891	$58,902	$-	$117,793

Carrier Services	$3,690	$32,084	$-	$35,774
Other	400	75	-	475

Total Communications Services	$89,088	$92,220	$-	$181,308

Construction	$-	$590	$-	$590

Managed services	$1,320	$2,556	$-	$3,876

Total Other	$1,320	$2,556	$-	$3,876

Total Revenue	$90,408	$95,366	$-	$185,774

Depreciation	$14,186	$21,487	$731	$36,404
Amortization of intangibles from acquisitions	$380	$2,867	$-	$3,247
Total operating expenses	$76,583	$99,708	$8,847	$185,138
Operating income (loss)	$13,825	$(4,342)	$(8,847)	$636
Net (income) loss attributable to non-controlling interests	$(1,807)	$2,977	$-	$1,170

Non GAAP measures:
EBITDA (2)	$28,391	$20,012	$(8,116)	$40,287
Adjusted EBITDA (1)	$28,458	$22,809	$(6,469)	$44,798

(1) See Table 5 for reconciliation of Operating Income to Adjusted EBITDA

(2) See Table 5 for reconciliation of Operating Income to EBITDA

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Balance Sheet Data (at December 31, 2023):
Cash, cash equivalents and restricted cash	$26,354	$33,574	$2,239	$62,167
Total current assets	107,469	162,768	11,035	281,272
Fixed assets, net	481,911	593,833	4,915	1,080,659
Total assets	672,171	1,019,924	91,619	1,783,714
Total current liabilities	86,540	169,297	37,357	293,194
Total debt, including current portion	64,254	293,607	159,009	516,870

Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

For the three months ended March 31, 2024 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Operating income (loss)	$11,685	$597	$(7,708)	$4,574
Depreciation expense	16,124	18,138	78	34,340
Amortization of intangibles from acquisitions	251	1,728	-	1,979
EBITDA	$28,060	$20,463	$(7,630)	$40,893

Stock-based compensation	23	132	1,754	1,909
Restructuring expenses	1,190	-	-	1,190
Transaction-related charges	-	-	19	19
(Gain) Loss on disposition of assets	-	108	(601)	(493)
ADJUSTED EBITDA	$29,273	$20,703	$(6,458)	$43,518

For the three months ended March 31, 2023 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Operating income (loss)	$13,825	$(4,342)	$(8,847)	$636
Depreciation expense	14,186	21,487	731	36,404
Amortization of intangibles from acquisitions	380	2,867	-	3,247
EBITDA	$28,391	$20,012	$(8,116)	$40,287

Stock-based compensation	67	77	1,634	1,778
Restructuring expenses	-	2,887	-	2,887
Transaction-related charges	-	-	13	13
(Gain) Loss on disposition of assets	-	(167)	-	(167)
ADJUSTED EBITDA	$28,458	$22,809	$(6,469)	$44,798

Table 6

ATN International, Inc.

Non GAAP Measure - Net Debt Ratio

(in Thousands)

	March 31,	December 31,
	2024	2023
Current portion of long-term debt *	$20,476	$24,290
Long-term debt, net of current portion *	520,815	492,580

Total debt	$541,291	$516,870

Less: Cash, cash equivalents and restricted cash	69,218	62,167

Net Debt	$472,073	$454,703

Adjusted EBITDA - for the four quarters ended	$188,172	$189,451

Net Debt Ratio	2.51	2.40

*  Excludes Customer receivable credit facility